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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING

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                                                           OMB Approval
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                                                  OMB Number:          3235-0058
                                                  Expires:          May 31, 1997
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                                                                SEC FILE NUMBER
                                                                    33-70992
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                                                                 CUSIP NUMBER
                                                                 903285-20-3
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(Check One):
  / / Form 10-K  / / Form 20-F  / / Form 11-K  /X/ Form 10-Q  / / Form N-SAR

                        For Period Ended: December 31, 1996

/ / Transition Report on Form 10-K
/ / Transition Report on Form 20-F
/ / Transition Report on Form 11-K
/ / Transition Report on Form 10-Q
/ / Transition Report on Form N-SAR
For the Transition Period Ended:___________________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant
                             USA TECHNOLOGIES, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

                                200 Plant Avenue
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City, State and Zip Code

                                 Wayne, Pennsylvania  19087
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PART II -- RULES 12b-25(b) AND (c)
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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     |   (a) The reasons described in reasonable detail in Part III of this form
     |       could not be eliminated without unreasonable effort or expense;
     |
     |   (b) The subject annual report, semi-annual report, transition report
     |       on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will
/X/  |       be filed on or before the fifteenth calendar day following the
     |       prescribed due date; or the subject quarterly report of transition
     |       report on Form 10-Q, or portion thereof will be filed on or before
     |       the fifth calendar day following the prescribed due date; and
     |
     |   (c) The accountant's statement or other exhibit required by Rule
     |       12b-25(c) has been attached if applicable.


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PART III -- NARRATIVE
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         State below in reasonable detail the reasons why Forms 10-K, 20-F,
11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.





         USA Technologies, Inc. is unable to complete Form 10-Q for the quarter ended December 31, 1996 within the prescribed time period without unreasonable effort or expense. On December 1, 1996, the Company's Chief Financial Officer resigned and is presently assisting the Company on a part time basis, and the Executive Vice-President - Operations was appointed interim Chief Financial Officer. The Company anticipates that a full-time replacement will join the Company in the near future.

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PART IV -- OTHER INFORMATION
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    (1) Name and telephone number of person to contact in regard to this notification

          Douglas M. Lurio               (215)                665-9300
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                (Name)                 (Area Code)        (Telephone Number)

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    (2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                        /X/ Yes           / / No

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    (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        / / Yes           /X/ No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                             USA TECHNOLOGIES, INC.
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                  (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
                                                    USA TECHNOLOGIES, INC.
    Date   February 13, 1997                 By    /s/  George R. Jensen, Jr.
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                                                    George R. Jensen, Jr.
                                                         President

    INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                   ATTENTION
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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).

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                              GENERAL INSTRUCTIONS

    1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

    2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with
        Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

    3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

    4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

    5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).